Exhibit 23.2

KPMG LLP

Suite 900

8350 Broad Street

McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2026, with respect to the consolidated financial statements of Navient Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

October 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.